Misc. (1)

KIEN HUAT REALTY III LIMITED

(Incorporated in the Isle of Man; Company No. 003489V)

Registered Address: First Names House, Victoria Road, Douglas, Isle of Man IM2 4DF

Please address all correspondence to: Wisma Genting, 21st Floor, Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia. Tel No: 603-2178 2299, 603-2333 2299 Fax No: 603-2162 4951

September 20, 2019

To Whom It May Concern

Authorisation to Sign and File Forms

We hereby confirm that Mr Yap Chong Chew is authorised to sign and file on our behalf the Schedule 13E-3 and any other forms or documents which are required to be filed with the United States Securities and Exchange Commission in connection with the proposed merger of Hercules Merger Subsidiary, Inc with and into Empire Resorts, Inc, with Empire Resorts, Inc continuing as the surviving corporation.

KIEN HUAT REALTY III LIMITED

/s/ Gerard Lim Ewe Keng
GERARD LIM EWE KENG
Director